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                                                                 EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Regulatory Matters and Conditions to the Merger", "Accounting Treatment" and "Experts" in Amendment No. 1 to the Registration Statement (Form S-4, No. 333-84843), related Prospectus of Community First Bankshares, Inc. and related Proxy Statement/Prospectus of Valley National Corporation for the registration of up to 3,611,111 shares of Community First Bankshares, Inc. common stock and to the incorporation by reference therein of our report dated July 1, 1999, with respect to the consolidated financial statements of Community First Bankshares, Inc. included in its Annual Report, as amended, on Form 10-K/A No. 1 for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Minneapolis, Minnesota
August 27, 1999